Exhibit 99.1

AAON Announces Promotion of Rob Teis to Vice President, Sales and Marketing

TULSA, OK, August 9, 2022 – The Board of Directors of AAON, Inc. (the “Company”) appointed Rob Teis as Vice President, Sales and Marketing, effective August 3, 2022.

Gary D. Fields, AAON CEO and President, stated, “The promotion of Rob to this officer position has been many years in the making and comes at a pivotal time for AAON, as we continue to fine-tune our organization. The promotion of leaders like Rob will allow us to successfully continue to execute on our long-term plans.”

Robert P. Teis, 53, most recently served as AAON’s Director of Sales since February 2017, having responsibility for the Company’s sales organization, including aftermarket sales, customer support, applications and technical support. Prior to that, he served as an Applied Equipment Sales Engineer for the Company for 15 years. Mr. Teis is a registered professional engineer in the state of Oklahoma and worked as a consulting engineer prior to joining AAON. He holds a Bachelor of Science in Mechanical Engineering and Bachelor of Science in Business Administration from the University of Tulsa.

Mr. Fields concluded, “Rob brings unique and highly complementary skills to this role. He is able to explain highly-technical HVAC concepts in ways that easily demonstrate the superior design attributes and value of AAON’s products. This knowledge and skill set has allowed Rob to gain the respect of his colleagues, customers and our sales channel partners, and I am very excited to continue working with him as he enters this elevated role with our organization.”

About AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. AAON's culture of 360° innovation empowers its team to deliver solutions that lead to a cleaner and more sustainable future. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com